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                                                                 Exhibit 3.1 (c)

(SEAL)
DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775)684 5708
Website: secretaryofstate.biz

Certificate of Amendment                          Entity #
(PURSUANT TO NRS 78.385 and 78.390)               C24536-1997
                                                  Document Number
                                                  20050272879-82
                                                  Date Filed:
                                                  7/13/2005 3:13:41 PM
                                                  In the office of


                                                  ------------------------------
                                                  Dean Heller
                                                  Secretary of State

                                                  ABOVE SPACE __________________

Important: Read attached Instructions before completing form.

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1. Name of corporation:
Budgethotels Network, Inc.

2. The articles have been amended as follows (provide article numbers, if available):
Article One of the Articles of Incorporation has been amended in its entirety to read as follows:

The name of the corporation is Edentify, Inc.

Article Two of the Articles of Incorporation regarding "Common Stock" is hereby amended as follows:

     A reserve stock split in the ratio of 1-for 10 is hereby effected, by the addition of the following provision to the end of Article II thereof as heretofore amended:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series or as may be required by the provisions of the articles of Incorporation have voted in favour of the amendment is : 55%

4. Effective date of filing (optional): 7/13/05
                                        (_________________)


5. Officer Signature (required): By: /s/ Terreuce DeFranco
                                     -------------------------------------------
                                     Terreuce DeFranco President

* If any proposed amendment would after or change any preference or any ________ given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees amy cause this filing to be rejected.

This form must be accompanied by appropriate   Nevada Secretary of State an
fees. See attached for schedule.               Corporation 2002
                                               Nevada __________________________
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                            CERTIFICATE OF AMENDMENT
                           BUDGETHOTELS NETWORK, INC.
                                  EXHIBIT "A"


     "Reverse Stock Split" At the close of business on the date of filing of these Articles of Amendment to the Articles of Incorporation (the "Effective Date"), each share of the Corporation's Common Stock, no par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into a fraction thereof of 1/10th of a share of the Corporation's outstanding Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding share of Old Common Stock (the "Old Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced of increased in accordance with applicable law.